TERRY AMISANO LTD.	AMISANO HANSON
KEVIN HANSON, CA, CPA (Nevada)	CHARTERED ACCOUNTANTS and
CERTIFIED PUBLIC ACCOUNTANT

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use, in the Form SB-2 for Northwest Horizon Corporation, of our report dated October 24, 2003 relating to the September 30, 2003 financial statements of Northwest Horizon Corporation, which appears in such Form.

“Amisano Hanson”
Vancouver, BC, Canada	AMISANO HANSON
February 11, 2004	CHARTERED ACCOUNTANTS and
CERTIFIED PUBLIC ACCOUNTANT (NEVADA)

750 WEST PENDER STREET, SUITE 604	TELEPHONE: 604-689-0188
VANCOUVER CANADA	FACSIMILE: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net